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                                                                EXHIBIT 10.14.1


LEASE AMENDMENT #4

OB-1 Associates, a California Joint Venture, hereinafter referred to as "Lessors" and Norcal Waste Systems, Inc., a California Corporation, hereinafter referred to either as "Norcal" or "Lessee", hereby agree to amend, on the following terms and conditions, that Lease of commercial space entered into on April 4, 1989, between Lessor and Lessee, as amended January 15, 1990, April 1, 1990 and January 15, 1991. The premises covered by the above described Lease consist of Suite 304, containing approximately 11,748 square feet, Suite 225, containing approximately 6503 square feet, Suite 245, containing approximately 1817 square feet, Suite 152, containing approximately 1,318 square feet, and Suite 151, containing approximately 3,690 square feet.

As to Suite 151, Lessor hereby agrees to release Lessee from 3,000 square feet, which is a part of the approximately 3,690 square feet, of Suite 151. The 3,000 square feet area is shown in Exhibit "A," attached hereto and made a part hereof. As to Suite 152, Lessor hereby agrees to release Lessee from this space as of October 31, 1997, and as to Suite 245, Lessor hereby agrees to release Lessee from this space as of December 31, 1997, at which time Lessee will surrender Suite 245 to Lessor. Lessee warrants and represents, as a material inducement to Lessor to enter into this Lease Amendment, that no subtenant, assignee, or sublessee of Lessee, or of Lessee's affiliate company, Macor, has any right or claim to the occupancy of Suite 245 on or after January 1, 1998.

Lessor agrees to reduce Lessee's rent on Suite 245 for the months of November and December, 1997, to the rate of $1,000 per month, instead of the current monthly rent of $3,088.90. In the event that any subtenant, assignee or sublessee of Lessee, or of Lessee's affiliate company, Macor, asserts any claim or right to the occupancy of Suite 245 for any period on or after January 1, 1998, Lessee shall continue to be responsible for the full rent of $3,088.90 per month on Suite 245 until such subtenant, assignee, or sublessee of Lessee or of Lessee's affiliate company, Macor, has vacated Suite 245, and the surrender by Lessee of Suite 245 to Lessor shall not occur until Suite 245 is so vacated. Any failure of Lessee to deliver Suite 245 to Lessor in a condition free of all subtenants, assignees or sublessees of Lessee or of Lessee's affiliate company, Macor, on or before January 1, 1998, shall not invalidate the surrender by Lessee to Lessor of Suites 151 and 152 hereunder.

Lessee shall completely vacate said 3,000 square feet of Suite 151 effective immediately upon execution of this Lease Amendment and shall immediately be released from all terms and conditions of that portion of the Lease relating to the occupancy of said 3,000 square foot area. Lessee shall completely vacate Suite 152 as of the close of business on October 31, 1997. Suite 245 shall be returned to Lessor in an as-is condition.

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All space covered by this Amendment shall be returned to Lessor in an as-is condition after removal of Lessee's personal property.

Time is of the essence of this agreement.

Dated: October 21, 1997                         Dated: October 21, 1997

LESSOR:                                         LESSEE:

OB-1 ASSOCIATES                                 NORCAL WASTE SYSTEMS, INC.
A California Joint Venture                      A California Corporation



By: /s/ George P. Yerby                         By: /s/ Michael J. Sangiacomo
    George Yerby                                Michael J. Sangiacomo
    Managing General Partner                    President and Chief
                                                Executive Officer


Exhibit "A" Floor Plan San Francisco Executive Park - Ground Floor